Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	July 23, 2008	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Second Quarter 2008 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE:DEL) announced today that net income for the second quarter of 2008 totaled $2.5 million, $.19 a share, compared to $2.6 million, $.20 a share, a year ago. The decrease was primarily due to reductions in residential and commercial real estate sales activity, which were essentially offset by increased sales of non-strategic hardwood bottomland and a lower effective income tax rate. Net cash provided by operating activities was $6.8 million for the second quarter of 2008, which compares to $6.3 million a year ago.

Commenting on the results, Mr. Dillon stated, “I am pleased that the Company’s reported financial results for the second quarter were positive despite the difficult market conditions that existed for both our Real Estate and Mills segments. Our lumber manufacturing operations’ financial performance improved slightly from a year ago, despite lower sales prices for lumber, as we have improved the productivity and resulting cost structure for both sawmills. The Mills segment actually reported positive margins for the months of May and June, as the lumber market improved with the seasonal spring building increase. Our focus for 2008 will continue to be on sales of commercial real estate in our Chenal Valley development and select non-strategic hardwood bottomland to recreational users. Recreational-use land sales benefited the current quarter significantly, and interest in commercial real estate is high. We are actively working with potential multi-family and office site developers on potential 2008 sales. During the second quarter, royalty payments from gas wells on our net mineral acreage in the Fayetteville Shale Play area have increased to approximately $100,000 per month. At Del-Tin Fiber, the market for medium density fiberboard continues to hold up and the joint venture again reported positive quarterly financial results.”

The Woodlands segment earned $7.4 million in the second quarter, an increase of $3.4 million when compared to $4 million for the same period of 2007. Pine sawtimber harvest levels in the current period were

143,191 tons, a 46,760 ton increase when compared to 96,431 tons harvested in the second quarter of 2007. The Company plans for the 2008 annual harvest volume to be essentially unchanged from the prior year and intends to consume the annual harvest internally in Deltic sawmills. The average pine sawtimber price was $35 per ton for the current quarter versus $39 per ton a year ago. Deltic’s pine pulpwood harvest for the second quarter of 2008 was 89,618 tons, a decrease of 21,975 tons, when compared to 111,593 tons harvested for the second quarter of 2007. The average sales price received was $15 per ton, a 15 percent increase from $13 per ton for the same quarter of 2007. The Company sold approximately 971 acres of non-strategic recreational hardwood bottomland at an average sales price of $2,311 per acre for the current quarter of 2008 versus approximately 64 acres sold at an average sales price of $1,557 per acre for the same period of 2007.

The Company’s Mills segment reported an operating loss of $.6 million in 2008’s second quarter compared to the loss of $.7 million in the corresponding quarter of 2007. The average finished lumber sales price decreased $17, or six percent, to $289 per thousand board feet. Lumber sales volume of 70.2 million board feet increased 10 percent when compared to 2007’s sales of 63.8 million board feet due to improved hourly productivity rates for the sawmills.

The Real Estate segment lost $.3 million in the second quarter of 2008 compared to earnings of $5.2 million for the same quarter of 2007. Residential lot sales totaled seven lots, a decrease of 13 lots when compared to the second quarter of 2007. Due to the sales mix, the average lot sales price decreased by $15,800 to $72,100 per lot. No commercial sales occurred in the second quarter of 2008, while 25.99 acres of commercial real estate sold for an average of $240,600 per acre in the second quarter of 2007.

Corporate operating expense was $3 million for 2008’s second quarter, which compares to $4.3 million for the corresponding period of 2007 due to reduced general and administrative expenses. Deltic’s equity in Del-Tin Fiber was income of $.7 million for the current year quarter compared to $.8 million for the second quarter of 2007. Income tax expense was $.5 million for the second quarter of 2008 compared to $1.7 million for the same period of 2007 due primarily to lower pretax income combined with the benefit of a lower effective income tax rate due to statutory changes related to enactment of the “TREE” Act that was part of the recently approved Farm Bill and reduced the federal tax rate on qualified timber sale gains.

Capital expenditures were $4.9 million for the second quarter of 2008 and $10.7 million for the six months ended June 30, 2008. For the corresponding periods of 2007, capital expenditures totaled $2.7 million and $9.3 million, respectively.

For the first six months of 2008, net income totaled $2.1 million, $.17 a share. Financial results for the six months ended June 30, 2007, were net income of $9.2 million, $.74 a share. Net cash provided by operating activities was $8.7 million for the 2008 period compared to $18 million a year ago.

Pine sawtimber harvest level for the six months ended June 30, 2008, was 323,565 tons, a three percent decrease when compared to 333,256 tons harvested during the same period of 2007. Average pine sawtimber price of $36 per ton decreased $5 per ton from the prior year period. Finished lumber average sales price decreased $33, or 11 percent, from $299 per thousand board feet in 2007 to $266 per thousand board feet in 2008. Lumber sales volume increased 7.2 million board feet from 125.4 million board feet in 2007 to 132.6 million board feet in 2008. Residential lot sales for the first half of 2008 totaled 14 lots at an average price of $70,100, compared to 34 lots at $93,000 per lot for the corresponding period of 2007. No commercial acreage sold during the first six months of 2008, while 25.99 acres commercial real estate sold for $240,600 per acre for the same period of 2007. There were no sales of undeveloped real estate acreage for the first half of 2008, while 680 acres of undeveloped real estate at $12,000 per acre were sold during the same period of 2007.

Concerning the outlook for the third quarter and year of 2008, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 135,000 to 145,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 70 million board feet for the third quarter and 250 to 260 million board feet for the year, depending on market conditions. Residential lot sales are projected at 5 to 10 lots and 45 to 55 lots for the third quarter and year of 2008, respectively.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 24, 2008 at 10:00 a.m. Central Time to discuss second quarter 2008 earnings. Interested parties may participate in the call by dialing 1-888-713-4218 and referencing participant passcode identification number 48908467. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, July 31, by dialing 1-888-286-8010 and referencing replay passcode identification number 14671769.

Summary financial data and operating statistics for the second quarter of 2008 and six months ended June 30, 2008 with comparisons to 2007 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$11.5	7.4	7.1	4.0
Mills	26.1	(0.6)	24.1	(0.7)
Real Estate	2.9	(0.3)	10.4	5.2
Corporate	0.0	(3.0)	0.0	(4.3)
Eliminations	(4.9)	0.0	(3.7)	0.1

Total net sales/operating income	$35.6	3.5	37.9	4.3

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$24.1	15.8	21.3	14.0
Mills	45.9	(5.0)	46.4	(2.7)
Real Estate	5.2	(0.9)	22.0	12.6
Corporate	0.0	(6.5)	0.0	(7.7)
Eliminations	(11.8)	(0.2)	(11.4)	(0.2)

Total net sales/operating income	$63.4	3.2	78.3	16.0

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$35,551	37,905	63,373	78,282

Costs and expenses
Cost of sales	25,490	25,835	46,078	46,763
Depreciation, amortization, and cost of fee timber harvested	3,394	3,195	7,161	7,254
General and administrative expenses	3,223	4,560	6,966	8,267

Total costs and expenses	32,107	33,590	60,205	62,284

Operating income	3,444	4,315	3,168	15,998

Equity in earnings of Del-Tin Fiber	678	724	1,392	972
Interest income	66	236	175	389
Interest and other debt expense	(1,300)	(1,253)	(2,575)	(2,593)
Interest capitalized	111	165	260	305
Other income/(expense)	(20)	78	47	205

Income before income taxes	2,979	4,265	2,467	15,276

Income taxes	(555)	(1,727)	(411)	(6,089)

Net income	$2,424	2,538	2,056	9,187

Earnings per common share
Basic	$0.19	0.20	0.17	0.74
Assuming dilution	$0.19	0.20	0.16	0.72

Dividends per common share paid	$0.0750	0.0750	0.1500	0.1500

Average common shares outstanding (thousands)	12,453	12,480	12,433	12,472

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Six Months Ended June 30,
	2008	2007
Operating activities
Net income	$2,056	9,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	7,161	7,254
Deferred income taxes	189	2,136
Real estate costs recovered upon sale	596	3,654
Timberland costs recovered upon sale	638	24
Equity in earnings of Del-Tin Fiber	(1,392)	(972)
Stock-based compensation expense	827	1,448
Net increase in liabilities for pension and other postretirement benefits	39	146
Net decrease in deferred compensation for stock-based liabilities	(588)	(400)
(Increase)/Decrease in operating working capital other than cash and cash equivalents	(146)	70
Other – net	(707)	(4,499)

Net cash provided by operating activities	8,673	18,048

Investing activities
Capital expenditures	(10,479)	(9,319)
Net change in purchased stumpage inventory	(1,099)	(314)
Advances to Del-Tin Fiber	(2,661)	(1,230)
Distributions from Del-Tin Fiber	3,350	1,660
Net change in funds held by trustee	(1,557)	111
Other – net	692	918

Net cash required by investing activities	(11,754)	(8,174)

Financing activities
Treasury stock purchases	(11)	—
Common stock dividends paid	(1,866)	(1,872)
Proceeds from stock option exercises	969	914
Tax effect of stock-based compensation expense	274	310
Other – net	(40)	—

Net cash required by financing activities	(674)	(648)

Net increase/(decrease) in cash and cash equivalents	(3,755)	9,226
Cash and cash equivalents at January 1	10,673	11,359

Cash and cash equivalents at June 30	$6,918	20,585

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) June 30, 2008	Dec. 31, 2007
Current assets	$20,996	23,233
Total assets	331,282	328,744
Current liabilities	21,104	15,948
Long-term debt (excluding current maturities)	63,333	66,667
Stockholders’ equity	219,174	218,086

OTHER DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Capital expenditures – thousands of dollars
Woodlands	$1,407	385	4,698	3,172
Mills	2,496	599	4,120	1,477
Real Estate	954	1,679	1,816	4,629
Corporate	49	27	94	41

Total	$4,906	2,690	10,728	9,319

Woodlands
Pine sawtimber harvested from fee lands – tons	143,191	96,431	323,565	333,256
Pine sawtimber price – per ton	$35	39	36	41

Timberland sales – acres	971	64	1,645	64
Timberland sales price – per acre	$2,300	1,600	2,200	1,600

Mills
Finished lumber sales – thousands of board feet	70,169	63,834	132,635	125,385
Finished lumber price – per thousand board feet	$289	306	266	299

Real Estate
Residential
Lots sold	7	20	14	34
Average sales price – per lot	$72,100	87,900	70,100	93,000

Commercial
Acres sold	—	26	—	26
Average sales price – per acre	$—	240,600	—	240,600

Undeveloped
Acres sold	—	—	—	680
Average sales price – per acre	$—	—	—	12,000